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                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-51656) pertaining to the (i) XYPOINT Corporation 2000 Stock Plan; (ii) XYPOINT Corporation 1997 Stock Plan, as Amended; and (iii) XYPOINT Corporation 1995 Stock Option Plan all assumed by TeleCommunication Systems, Inc., to the reference to our firm under the captions "Summary Financial Data", "Selected Financial Data", and "Experts" and to the use of our report, dated February
16, 2000 (except for Note 21, as to which the date is June 19, 2000), with respect to the financial statements of TeleCommunication Systems, Inc. included in its Registration Statement (Form S-1, as amended No. 333-35522), filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Baltimore, Maryland
February 23, 2001